Exhibit 10.2

SETTLEMENT AGREEMENT AND RELEASE

This Confidential Settlement Agreement and Release (the “Agreement”) is entered into as of March 12, 2024 by and between:

(a)	Bright Green Corporation (“BGC”), a Delaware corporation

(b)	United Science, LLC (“United”), a Minnesota limited liability company

(c)	Equipped 4 Holdings Ltd (“Equipped”) a company incorporated in England and Wales

(d)	Phytotherapeutix Holdings Ltd (“Phyto”) a company incorporated in England and Wales

(e)	TPR Global Ltd (“TPR”) a company incorporated in England and Wales and

(f)	Alterola Biotech Inc (“Alterola”) a Nevada corporation

(collectively, the “Parties”), with Equipped, Phyto and TPR collectively being referred to herein as (“Sellers”).

RECITALS

WHEREAS, pursuant to that certain executed Systems and Services Agreement, dated September 19, 2022, (“S&S Agreement No. 1”) by and among BGC and United, United agreed to deliver certain equipment and provide related services to BGC in consideration of an amount totaling $636,661.00.

WHEREAS, pursuant to that certain executed Systems and Services Agreement, dated September 19, 2022 (“S&S Agreement No. 2”; together with S&S Agreement No. 1, the “S&S Agreements”) by and among BGC and United, United agreed to deliver certain equipment and provide related services to BGC in consideration of an amount totaling $2,219,285.00.

WHEREAS, United delivered the equipment to BGC as of March 12, 2024.

WHEREAS, BGC has paid United $1,427,972.50 as partial payment for the equipment references in the S&S Agreements and an additional $156,155 for shipping and other costs.

WHEREAS, United informed BGC by electronic mail of its final demand for payment, dated March 1, 2024.

WHEREAS, BGC has received but not unpacked or used the equipment, and wishes to return such equipment in lieu of further payment.

WHEREAS, BGC entered into a Secondary Stock Purchase Agreement with the Sellers, dated October 3, 2022, receiving 201,761,987 shares, paying $2.35 million of the $4 million due, leaving an amount of $1.65 million outstanding to the Sellers.

WHEREAS, BGC agree as part of this Settlement Agreement and Release to transfer 118,535,168 Alterola shares, the pro rata paid for shares, to United and return 83,226,820, the pro rata unpaid shares in the proportion of 27,742,273 to each of Equipped, Phyto and TPR.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, BGC, United, Sellers and Alterola hereby agree as follows:

AGREED TERMS

Notwithstanding anything to the contrary in any prior agreement between the Parties, the Parties now agree to settle all demands, claims, payments owed, arrears, as well as any and all remaining issues arising between them, as follows:

1. Forfeit of deposits. BGC agrees to forfeit all deposits related to S&S Agreements paid to date.

2. Equipment Return in Lieu of Additional Payment. In lieu of any further monetary payment, and at United’s expense, United will retrieve all equipment previously delivered to, and rented by, BGC (the “Settlement Equipment Retrieval”). The Settlement Equipment Retrieval shall occur at BGC’s property, located at 1033 George Hanosh Boulevard, Grants, New Mexico 87020, not later than 10 calendar days after counsel for BGC delivers an executed copy of this Agreement to counsel for United. The equipment has not been used by BGC and is being returned to United. United agrees that it will bear all costs related to the Settlement Equipment Retrieval, and expressly waives any right to charge BGC any out-of-pocket costs, including labor, incurred by United with regard to the equipment. BGC bears no liability for any loss, damage, diminution in value, or other claim related to the equipment. Furthermore, each Parties’ representatives present at the Settlement Equipment Retrieval will confirm, in writing, that the Settlement Equipment Retrieval is complete. In good faith, the Parties shall take care to arrange and work together to effectuate the Settlement Equipment Retrieval.

3. Transfer of Subject Shares to United and the Sellers. The Parties acknowledge and agree that, in connection with this Agreement, BGC will:

i)	transfer 118,535,168 Alterola shares to United, and

ii)	transfer 27,742,273 to each of Equipped, Phyto and TPR.

4. Mutual Release. In consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration discussed above, the Parties, on behalf of themselves, their predecessors, successors, direct and indirect parent companies, direct and indirect subsidiary companies, companies under common control with any of the foregoing, affiliates, and assigns, and its and their past, present, and future officers, directors, shareholders, interest holders, members, partners, attorneys, agents, employees, managers, representatives, assigns, and successors in interest, and all persons acting by, through, under, or in concert with them, and each of them, hereby release, relieve, acquit, remise and discharge each other Party, together with their predecessors, successors, direct and indirect parent companies, direct and indirect subsidiary companies, companies under common control with any of the foregoing, affiliates and assigns and its and their past, present, and future officers, directors, shareholders, interest holders, members, partners, attorneys, agents, employees, managers, representatives, assigns, and successors in interest, and all persons acting by, through, under, or in concert with them, and each of them, from all known and unknown charges, complaints, claims, grievances, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, penalties, fees, wages, medical costs, pain and suffering, mental anguish, emotional distress, expenses (including attorneys’ fees and costs actually incurred), and punitive damages, of any nature whatsoever, known or unknown, which any Party has, or may have had, against another Party, whether or not apparent or yet to be discovered, or which may hereafter develop, for any acts or omissions related to or arising from:

(a) the equipment purchase and delivery as contemplated in the S&S Agreements, and any prior payments or acts relating to the same;

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(b) the Secondary Stock Purchase Agreement

(a) and (b) collectively being (the “Dispute”)

(c) any agreement between the Parties;

(d) any other matter between the Parties; and/or

(e) any claims under federal, state, or local law, rule, or regulation.

This Agreement resolves the Dispute and any claim for relief that is, or could have been alleged, no matter how characterized, including, without limitation, compensatory damages, damages for breach of contract, bad faith damages, reliance damages, liquidated damages, damages for humiliation and embarrassment, punitive damages, costs, and attorneys’ fees related to or arising from any action, agreement, matter, or claims set out in this paragraph.

5. Acknowledgment of Settlement; Good Faith Settlement. The Parties acknowledge that (a) the consideration set forth in this Agreement, which includes, but is not limited to, the Settlement Equipment Retrieval and the Secondary Stock Purchase Agreement, is in full settlement of all claims or losses of whatsoever kind or character that they have, or may ever have had, against any other party, as broadly described in paragraph 4 above, including by reason of the Dispute and (b) by signing this Agreement, and accepting the consideration provided herein and the benefits of it, they are giving up forever any right to seek further monetary or other relief from the other party, as broadly described in paragraph 4 above, for any acts or omissions up to and including the Effective Date. The Parties agree that this Agreement is entered into in good faith by and between the Parties and that any and all claims are fully resolved with respect to the Parties.

6. No Admission of Liability. The Parties acknowledge that the Settlement Equipment Retrieval and Share Transfers was agreed upon as a compromise and final settlement of disputed claims and that consummation of the Settlement Equipment Retrieval and Share Transfers is not, and may not be construed as, an admission of liability by any party and is not to be construed as an admission that the Parties engaged in any wrongful, tortious, or unlawful activity. BGC specifically disclaims and denies (a) any liability to United, Alterola and the Sellers and (b) engaging in any wrongful, tortious, or unlawful activity.

7. Confidentiality of Agreement. The Parties expressly understand and agree that this Agreement and its contents shall remain CONFIDENTIAL and shall not be disclosed to any third party whatsoever, except the Parties’ counsel, accountants, financial advisors, tax professionals retained by them, any federal, state, or local governmental taxing or regulatory authority, and the Parties’ management, officers, and Board of Directors, and except as required by law or order of court. Any person identified in the preceding sentence to whom information concerning this Agreement is disclosed is bound by this confidentiality provision and the disclosing party shall be liable for any breaches of confidentiality by persons to whom they have disclosed information about this Agreement in accordance with this paragraph. If any subpoena, order, or discovery request (the “Document Request”) is received by any of the Parties hereto calling for the production of the Agreement, such Party shall promptly notify the other Party hereto prior to any disclosure of same. In such case, the subpoenaed Party shall: (a) make available as soon as practicable (and in any event prior to disclosure), for inspection and copying, a copy of the Agreement it intends to produce pursuant to the Document Request unless such disclosure is otherwise prohibited by law; and (b) to the extent possible, not produce anything in response to the Document Request for at least ten (10) business days following such notice. If necessary, the subpoenaed Party shall take appropriate actions to resist production, as permitted by law, so as to allow the Parties to try to reach agreement on what shall be produced. This paragraph is a material part of this Agreement.

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8. Non-Disparagement. The Parties agree that, unless required to do so by legal process, both parties, including all officers and directors, will not make any disparaging statements or representations, either directly or indirectly, whether orally or in writing, by word or gesture, to any person whatsoever, about another party or the party’s

(a) spouse, attorneys, or representatives;

or

(b) affiliates, or any of its directors, officers, employees, attorneys, agents, or representatives.

For purposes of this paragraph, a disparaging statement or representation is any communication which, if publicized to another, would cause or tend to cause the recipient of the communication to question the business condition, integrity, competence, good character, or product quality of the person or entity to whom the communication relates. This paragraph is a material part of this Agreement.

9. Agreement is Legally Binding. The Parties intend this Agreement to be legally binding upon and shall inure to the benefit of each of them and their respective successors, assigns, executors, administrators, heirs, and estates. Moreover, the persons and entities referred to in paragraph 4 above, but not a Party, are third-party beneficiaries of this Agreement.

10. Entire Agreement. The recitals set forth at the beginning of this Agreement are incorporated by reference and made a part of this Agreement. This Agreement constitutes the entire agreement and understanding of the Parties and supersedes all prior negotiations and/or agreements, proposed or otherwise, written or oral, concerning the subject matter hereof. Furthermore, no modification of this Agreement shall be binding unless in writing and signed by each of the parties hereto.

11. New or Different Facts: No Effect. Except as provided herein, this Agreement shall be, and remain, in effect despite any alleged breach of this Agreement or the discovery or existence of any new or additional fact, or any fact different from that which any party now knows or believes to be true. Notwithstanding the foregoing, nothing in this Agreement shall be construed as, or constitute, a release of any party’s rights to enforce the terms of this Agreement.

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12. Interpretation. Should any provision of this Agreement be declared or be determined by any court to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected thereby and said illegal or invalid part, term, or provision shall be deemed not to be a part of this Agreement. The headings within this Agreement are purely for convenience and are not to be used as an aid in interpretation. Moreover, this Agreement shall not be construed against either Party as the author or drafter of the Agreement. With respect to monetary amounts referenced within this Agreement, all such amounts are in United States Dollars.

13. Choice of Law. This Agreement and all related documents, and all matters arising out of or relating to this Agreement, whether sounding in contract, tort, or statute are governed by, and construed in accordance with, the laws of the State of Delaware, including its statutes of limitations, without giving effect to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of Delaware.

14. Attorney’s Fees. The Parties acknowledge and agree that they are solely responsible for paying any attorneys’ fees and costs they incurred and that no Party or its attorney(s) will seek any award of attorneys’ fees or costs from another Party, except as provided herein.

15. Choice of Forum. The state or federal courts of Delaware shall be the exclusive forums for litigation concerning this Agreement. All parties to this Agreement consent to personal jurisdiction in such courts as well as service of process by any means authorized by Delaware law.

16. Reliance on Own Counsel. In entering into this Agreement, the Parties acknowledge that they have relied upon the legal advice of their respective attorneys, who are the attorneys of their own choosing, that such terms are fully understood and voluntarily accepted by them, and that, other than the consideration set forth herein, no promises or representations of any kind have been made to them by another Party. The Parties represent and acknowledge that in executing this Agreement they did not rely, and have not relied, upon any representation or statement, whether oral or written, made by another Party or by that other Party’s agents, representatives, or attorneys with regard to the subject matter, basis, or effect of this Agreement or otherwise.

17. Counterparts. This Agreement may be executed by the Parties in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

18. Authority to Execute Agreement. By signing below, each Party warrants and represents that the person signing this Agreement on its behalf has authority to bind that Party and that the Party’s execution of this Agreement is not in violation of any by-law, covenants, and/or other restrictions placed upon them by their respective entities.

19. Good Faith Efforts. All Parties hereto agree to execute and deliver all such other and additional documents or instruments, and perform all such acts, in addition to execution and delivery of this Agreement and performance of the Parties’ obligations hereunder, in good faith and as are reasonably required from time to time to carry out the purposes of this Agreement.

20. Effective Date. The terms of the Agreement will be effective when an executed copy of this Agreement is delivered to said counsel for United as described in paragraph 2 above (the “Effective Date”).

READ THE FOREGOING DOCUMENT CAREFULLY. IT INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS.

[Signature page follows]

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IN WITNESS WHEREOF, and intending to be legally bound, each of the Parties hereto has caused this Agreement to be executed as of the date(s) set forth below.

/s/ Gurvinder Singh
for Bright Green Corporation
Title:	CEO
Dated:	3/13/2024

/s/ Jon Thompson
for United Science, LLC
Title:	CEO
Dated:	3/13/2024

/s/ Tim Rogers
for Alterola Biotech, Inc.
Title:	Executive Chairman
Dated:	3/13/2024

/s/ Dominic Schiller
for Equipped 4 Holdings Ltd.
Title:	Director
Dated:	3/13/2024

/s/ Colin Scott
for Phytotherapeutix Holdings Ltd.
Title:	Director
Dated:	3/13/2024

/s/ Tim Rogers
for TPR Global Ltd.
Title:	Director
Dated:	3/13/2024

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